EXHIBIT 99.1
Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda www.irco.com
NEWS RELEASE
Contact:	Wendy Bost (Media Contact) (201) 573-3382 Joe Fimbianti (Analyst Contact) (201) 573-3113

Ingersoll-Rand Announces 2004 Fourth Quarter

Earnings from Continuing Operations of $1.27 per Share;

Full-year 2004 EPS from Continuing Operations Increased by 53% to $4.73

-     Revenues increased by more than 9% to $2,459 million in the 2004 fourth quarter. Full-year 2004 revenues increased by  14% to $9.4 billion.

-     Fourth-quarter 2004 diluted earnings per share (EPS), excluding the gains on the sale of divested businesses and anti-dumping benefits, increased to $1.31, exceeding the previous guidance range of $1.13 to $1.23. Full-year 2004 EPS, excluding gains on the sale of divested businesses and fourth-quarter anti-dumping benefits, was $4.98.

-     EPS from continuing operations for the 2004 fourth quarter increased by 38% to $1.27.  Full-year EPS from continuing operations increased by 53% to $4.73.

-     Full-year 2004 free cash flow of $616 million exceeded previous guidance of $550 million.  Free cash flow consists of cash flow from operations excluding discretionary pension payments minus capital expenditures and dividends.

Hamilton, Bermuda, February 1, 2005 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that net earnings and revenues increased in the fourth quarter of 2004 compared to the 2003 fourth quarter.

The company reported net earnings of $515.2 million, or diluted earnings per share (EPS) of $2.95, for the fourth quarter of 2004.  Fourth-quarter earnings included $222.3 million, or EPS of $1.27, from continuing operations, as well as $292.9 million, or EPS of $1.68, from discontinued operations.  The results of discontinued operations include the gains on the sale of divested businesses equal to EPS of $1.58, a benefit for anti-dumping claims under the Continued Dumping Subsidy Offset Act (CDSOA) of EPS $0.06 and the retained continuing costs and earnings of divested operations equal to EPS of $0.04.  Excluding the gains on the sale and the CDSOA payment, EPS from total operations of $1.31 exceeded the company's earnings guidance range of $1.13 to $1.23 per share.

 Net earnings for the 2003 fourth quarter of $197.4 million, or EPS of $1.12, included EPS of $0.92 from continuing operations and $0.20 for discontinued operations.  Fourth-quarter 2003 earnings from discontinued operations represent the retained continuing costs and earnings of divested businesses equal to EPS of $0.17 and the gains on the sale of divested businesses of EPS $0.03.

Additional Highlights for the 2004 Fourth Quarter

Revenues:  The company's revenues increased by more than 9% to $2,459 million, compared to revenues of $2,247 million for the 2003 fourth quarter.  Organic growth contributed approximately 7 percentage points of the revenue increase and the balance was largely comprised of favorable currency.  Total recurring revenues, which include revenues from installation, parts, service and rental, increased by 6% compared to the fourth quarter of 2003, and accounted for 20% of total revenues.

Operating Income and Margins:  Operating income of $297.9 million for the fourth quarter of 2004 increased by 31% compared to $226.6 million for the fourth quarter of 2003 due to higher volumes and productivity improvement actions.  Fourth-quarter operating margins of 12.1% increased by 2 points compared to 10.1% last year.

Interest and Other Expense:  Interest expense was $37.0 million for the 2004 fourth quarter compared to $39.9 million in the 2003 fourth quarter, a decrease of $2.9 million.  This decrease was due primarily to lower year-over-year debt levels.  Other income totaled $0.8 million for the fourth quarter, compared to $0.9 million in other income for the fourth quarter of 2003.

Taxes:  The company's effective tax rate for continuing operations for the fourth quarter of 2004 was 15.1%, compared to 13.3% in the fourth quarter of 2003.

Full-year 2004 Results

Full-year 2004 net revenues were $9,394 million, a 14% increase compared to net revenues of $8,249 million in 2003.  Excluding currency, revenues increased by 11%.   Recurring revenues were $1,910.2 million for 2004, an increase of 9% compared to last year.  Operating income for 2004 totaled $1,120.3 million and increased by 42% compared to 2003.  The 2004 operating margins were 11.9%, an increase of more than 2.4 percentage points compared to last year.  The company reported full-year earnings of $1,218.7 million, or EPS of $6.95, which includes earnings from continuing operations of $829.8 million, or EPS of $4.73, and EPS of $2.22 from discontinued operations.   EPS from continuing operations increased by 53% compared to full year 2003.  Discontinued operations include the earnings and retained continuing costs of discontinued businesses equal to EPS of $0.31, and gains on the sale of businesses equal to EPS of $1.91.

The company reported full-year 2003 earnings of $644.5 million, or EPS of $3.74.  This included EPS of $3.09 from continuing operations and EPS of $0.65 from discontinued operations.  Discontinued operations included earnings and retained continuing costs of discontinued businesses equal to EPS of $0.25, and EPS of $0.40 from the sale of businesses.

 The company continued to be a strong cash generator with full-year free cash flow in 2004 of $616 million.  For the seven years ending in 2004, the company has generated more than $3.5 billion of free cash flow before restructuring investments.  The company continued to aggressively manage its investments in working capital below 10% of revenues for full-year 2004.

Return on invested capital was 13.0% for the full year 2004, an increase of 3.2 points compared to 9.8% in 2003.

            "During the past four years, we substantially completed the process of aligning and strengthening our portfolio to capitalize on growth opportunities in global markets," said Herbert L. Henkel, chairman, president and CEO.  "We divested $3.3 billion in cyclical, low growth, asset-intensive businesses and improved efficiencies, capabilities, and product and services development across our high-potential businesses.  As a result of these efforts, Ingersoll-Rand today is a diversified company with strong growth prospects, bearing little resemblance to the capital-intensive machinery business of its past.  Our strong 2004 fourth-quarter and full-year performance validates our ongoing strategy and creates momentum to support substantial continuous improvement."

 Sale of Dresser-Rand.  On October 29, 2004, the company completed the sale of its Dresser-Rand segment to a fund managed by First Reserve Corporation for cash proceeds of approximately $1.2 billion.  The gain on the sale of $282.5 million is included in discontinued operations.  The operating results of Dresser-Rand have been reclassified as "discontinued operations net of tax" for the fourth quarter of 2004 and for all prior periods.

Acquisitions.  On January 21, the company acquired the remaining 70% interest in CISA, S.p.A. (CISA) for approximately Euro 200 million in cash, resulting in a total purchase price of approximately Euro 265 million and the assumption of Euro 200 million of debt.  Ingersoll-Rand had acquired a 30% interest in CISA for approximately Euro 65 million in the first quarter of 2002.  CISA, which was founded in 1926, manufactures a line of security and safety products, including electronic locking systems, cylinders, door closers and panic hardware, and also markets safes and padlocks.  The company operates worldwide and employs approximately 3,000 people.  CISA's 2004 revenues are estimated at approximately Euro 220 million.  The acquisition is expected to be accretive to earnings in 2005.

"Our acquisition of CISA expands the geographic reach of our security and safety business and provides established and proven platforms to pursue global growth opportunities," said Henkel.  "The addition of this business to Ingersoll-Rand's security and safety offerings expands our solutions portfolio for customers in the European market.  During 2005, we expect to complete additional bolt-on acquisitions to expand our global security and safety businesses."

 Fourth-quarter Business Review

Fourth-quarter 2004 operating income was negatively impacted by a $4.9 million increase in productivity investments and $5.4 million of additional expense due to an increase in stock-based liabilities resulting from Ingersoll-Rand's common share price during the fourth quarter.

 The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the sector of $734.5 million decreased by approximately 2% compared to $752.0 million in the fourth quarter of 2003.  Fourth-quarter 2004 operating margins increased to 11.0%, compared to 9.5% in the 2003 fourth quarter, due to favorable product mix and operational improvements.

            Revenue from North American operations decreased slightly compared to last year.  Improved activity in the truck and trailer market was offset by lower display case shipments.  Operating margins improved due to favorable mix and continuing cost reductions.

            Revenue from international operations declined by approximately 5% compared to the fourth quarter of 2003, primarily due to lower sales of seagoing containers.  Improving European markets for trucks and trailers were offset by lower supermarket display case revenues compared to last year.  Asian revenues improved slightly, driven primarily by market growth for bus and truck applications.

The Industrial Solutions Sector is focused on providing solutions to enhance customers' industrial efficiency.  Total revenues in the fourth quarter increased by approximately 17% to $422.8 million.  Fourth-quarter operating margins improved substantially to 13.5%, compared to 10.6% in 2003.  Air Solutions revenues increased by 15% compared to the fourth quarter of 2003.  This gain reflects higher sales of complete units in all geographic areas from market growth and new product introductions as well as increased revenues from the aftermarket business. Total recurring revenues increased by approximately 13% compared to last year, and accounted for 46% of total Air Solutions revenues.

Productivity Solutions revenues increased by 15% in the fourth quarter due to new products, improved industrial assembly markets and aftermarket revenue increases.  Operating earnings and margins increased compared to last year from higher volumes and ongoing cost reduction activity.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors and portable-power products.  Total sector revenues increased by approximately 20% to $844.1 million compared to the 2003 fourth quarter.  Operating margins increased significantly to 13.1%, compared to 10.7% in the fourth quarter of 2003.

Bobcat compact equipment revenues increased by approximately 21% compared to 2003 due to new product introductions, higher parts and attachment shipments, improved North American markets, and the benefit of a weaker U.S. dollar.  Bobcat margins improved as well, reflecting volume gains and the benefit of productivity initiatives that were partially offset by higher material costs.

Club Car revenues increased by approximately 16% compared to the fourth quarter of 2003, primarily reflecting continuing market share gains in the North American golf market, improved pricing on new products and higher parts shipments.  Operating margins also increased substantially compared to last year.

Road Development revenues increased by approximately 27% compared to the 2003 fourth quarter, and benefited from improved North American and overseas markets. Operating margins increased, reflecting higher volumes, the effect of plant consolidations in the paving business and other cost-reduction measures, partially offset by higher material costs.

The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  Fourth-quarter revenues increased by approximately 6% to $457.6 million.  Revenues increased in the electronic access-control businesses and revenues from traditional hardware improved in both the retail and commercial businesses.  Operating margins of 20.5% remained strong during the quarter, reflecting higher volumes from new product introductions and the benefits of continuing marketing investments.

Balance Sheet

Total debt at the end of the fourth quarter was approximately $1.9 billion, a reduction of $435 million compared to the fourth quarter of last year.  The debt-to-capital ratio was 24.2% at the end of the fourth quarter, compared to the prior year's ratio of 33.4%.  Net debt at the end of the fourth quarter was approximately $175 million.  Net debt consists of total debt minus cash and cash equivalents.

            During the fourth quarter, the company purchased one million shares of Ingersoll-Rand stock under a ten million share stock repurchase program approved by the Board of Directors in August 2004.  Approximately 5.3 million shares were repurchased in 2004. The company has also purchased one million additional shares in the month of January 2005.

2005 Outlook

"Our efforts over the last four years to drive organic growth and operational excellence delivered the strong financial results we experienced in 2004," said Henkel.  "Throughout 2004, we demonstrated that our business model works, our strategy is on target, and we possess the employee talent, brand strength, and ability to develop and deliver solutions that add value to our customers. In 2005, as we celebrate the 100th anniversary of the merger that formed Ingersoll-Rand, we expect to build on the momentum generated during the last several years to continue to drive greater market share gains and improved operating performance across our businesses.

            "Most of IR's major end markets continued to experience strong demand as we closed out 2004," said Henkel.  "Fourth-quarter orders for the total company increased by approximately 7% compared to the prior year, with double-digit growth in November and December.  From our recent order pattern we see continued strength in most of our worldwide markets.

            "Based on the expected macro-economic environment, we expect organic revenue growth of 6% to 8% for 2005.  Operating margins will improve based on higher volumes and ongoing productivity actions.  Full-year 2005 earnings from continuing operations are expected to increase by 20% to 26%, to $5.65 to $5.95 per share compared to $4.73 per share in 2004.  Full-year discontinued operations are forecast at 20 cents of costs.  Diluted EPS from total operations for full-year 2005 is expected to be $5.45 to $5.75.  Full-year 2005 expectations include material cost increases of approximately $140 million and a tax rate of approximately 15% for continuing operations.  The company will not receive CDSOA benefits in 2005 or in any future years."

            Free cash flow from operations in 2005 is expected to exceed $600 million.  The company expects to pursue bolt-on acquisitions, stock buybacks and dividend enhancements with the cash flow generated from operations in 2005.

            "First-quarter 2005 earnings from continuing operations are expected to increase by 25% to 36% to $1.15 to $1.25 per share," said Henkel.  "This forecast compares to first quarter 2004 earnings from continuing operations of $0.92 per share." First-quarter 2005 discontinued operations are forecast at $0.05 of costs, compared to $0.10 of earnings in 2004.  First-quarter 2005 total earnings are expected to be $1.10 to $1.20 per share, compared to EPS of $1.02 for the first quarter of 2004.

IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2004.

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2/01/05

(See Accompanying Tables)